Exhibit 99.1

NEWS RELEASE
Contacts:	Gus Okwu
Managing Director
Dennard Rupp Gray & Easterly, LLC
404-892-8178
gokwu@drg-e.com

FiberTower Reports Fourth Quarter & Full Year 2006 Results

San Francisco, CA., March 26, 2007 — FiberTower Corporation (NASDAQ: FTWR), a wireless backhaul services provider, today reported results for the fourth quarter and fiscal year ending December 31, 2006. The following information reflects the consolidated results of FiberTower Corporation, following the merger of First Avenue Networks and FiberTower Corporation on August 29, 2006.

Service revenues for the three months ending December 31, 2006 increased $0.1 million or 2%, to $4.1 million as compared to $4.0 million for the third quarter of 2006.  Third quarter of 2006 revenue included $0.6 million of early termination charges stemming from a customer’s network integration activities. Sequential revenue growth in the fourth quarter of 2006 was $0.7 million, or 20%, when excluding the effect of these charges.  The increase in service revenues during the fourth quarter of 2006 was driven by an expansion in new billing sites, the addition of new customers on existing sites, and a significant increase in T-1s billing.

In October, 2006, the Company entered into a National Master Services Agreement (“MSA”) with Leap Wireless International, Inc., a leading provider of value-driven wireless communications services.  FiberTower now has relationships with Cingular Wireless, Leap Wireless, MetroPCS, Sprint Nextel, T-Mobile USA and Verizon Wireless, which represent six of the top eight mobile carriers in the United States

FiberTower reported strong sequential growth in the fourth quarter of 2006 compared to the third quarter of 2006 as highlighted by the following operating metrics:

•                  Billing sites grew 36% from 974 to 1,329

•                  The percentage of sites deployed that are billing increased from 55% to 67%

•                  Billing customer locations increased 35% from 1,334 to 1,804

•                  Billing T-1s grew more than 33% from 5,156 to 6,869

•                  Sites deployed increased 13% from 1,768 to 1,996

“Our operational metrics in the fourth quarter represent the company’s best ever and speaks to the momentum we have going into 2007,” said Michael Gallagher, FiberTower’s President and CEO.  “We ended the year with approximately $365 million in cash and short-term investments and believe we are well positioned financially and operationally to rapidly grow our business and have a meaningful impact for our customers.  Today we operate in 12 markets and are currently in construction in two additional markets, Atlanta and the Carolinas, in which we are already marketing sites.”

Operating expenses in the fourth quarter of 2006 increased by $8.0 million or 42% from the third quarter of 2006 reflecting continued expansion in FiberTower’s business.  Cost of service revenues (excluding depreciation and amortization) for the period increased $1.4 million, or 14%, to $11.5 million from $10.1 million for the third quarter of 2006.  Sales and marketing expenses for the fourth quarter of 2006 increased $0.6 million or 32%, to $2.3 million from $1.7 for the third quarter of 2006.  General and administrative expenses for the three months ended December 31, 2006 increased $3.4 million, or 64%, to $8.6 million as compared to $5.2 million in the third quarter of 2006.

Net loss was $26.3 million for the fourth quarter ended December 31, 2006 compared to a net loss of $14.5 million in the third quarter of 2006.  The increase in the loss for the fourth quarter reflects interest expense associated with the Company’s debt financing and stock based compensation.  The fourth quarter net loss per share was $0.19 compared to a net loss per share of $0.27 for the third quarter of 2006. The decrease in loss per share was a result of a 168% increase in the weighted average number of shares used in calculating this figure.  On an EBITDA basis, the loss in the fourth quarter was $15.6 million versus a loss of $10.4 million for the third quarter of 2006.

EBITDA is defined as earnings (loss) from operations before interest, taxes, depreciation, amortization and stock-based compensation expenses.  The reconciliation of EBITDA, which is a non-GAAP financial measure, is located at the end of this press release.

Fiscal Year 2006

Service revenues for the twelve months ended December 31, 2006 increased $7.5 million, or 121%, to $13.8 million from $6.2 million for the corresponding period in 2005.  The increase in service revenues during 2006 was driven primarily by an expansion in new billing sites, the addition of new customers on existing sites, and a significant increase in T-1s billing.  Operating expenses for 2006 increased $39.5 million or 129% to $70.1 million from $30.6 million for fiscal year 2005.  Excluding First Avenue Networks, service revenues were $13.2 million while operating expenses were $64.5 million for the twelve months ended 2006.

Cost of service revenues (excluding depreciation and amortization) for the 2006 fiscal year increased $17.3 million, or 90%, to $36.5 million from $19.2 million for the corresponding period in 2005.  Sales and marketing expenses for the twelve months ended December 31, 2006 increased $2.7 million, or 70%, to $6.5 million from $3.8 million for the same period in 2005.  General and administrative expenses for the fiscal year ended December 31, 2006 increased $13.6 million, or 306%, to $18.0 million from $4.4 million for the same period in 2005.

Net loss was $57.3 million for the twelve months ended 2006 compared to a net loss of $21.9 million for the corresponding period in 2005.  Net loss per share for the twelve months ended December 31, 2006 was $1.11 compared to a net loss per share of $4.92 for the corresponding period in 2005. On an EBITDA basis, the loss reported for the year 2006 was $40.9 million versus a loss of $21.0 million for 2005.

FiberTower’s results for the 2006 fiscal year ended December 31 reflected the company’s success in building-out its markets and creating increased demand for T-1s.  Sites deployed at year-end 2006 were 1,996 representing an increase of 1,253 sites, or 169%, from 743 sites deployed at year-end 2005.  Billing sites at December 31, 2006 were 1,329 increasing by 800, or 151%, from the previous year.  Billing Customer Locations at year-end 2006 were 1,804 growing by 1,105, or 158%, from the corresponding period in 2005.  Billing T-1s for the year ended December 31, 2006 were 6,869 representing an increase of 4,311, or 169%, from year-end 2005. As a result of the merger, First Avenue’s network of 79 deployed sites (all sold and billing) and 497 billing T-1s were added in 2006.

Liquidity and Capital Resources

Capital expenditures for the year ended December 31, 2006 were $94.5 million compared with $53.0 million for the previous year.  Capital expenditures increased substantially year over year reflecting significant deployment of new sites and the cost of adding new customers to existing sites.  In addition to the cost of site deployment, capital expenditures in 2006 included network upgrades, equipment and network spares, pre-spend for 2007 deployments and non-network related capex.

“We expect to spend approximately $100 million in capital expenditures in 2007 continuing with the deployment of new sites and adding a considerable amount of new customers on existing sites,” said Thomas Scott, Senior Vice President and CFO of FiberTower.  “Our ability to add multiple customers to existing sites, and the average capacity we install at our sites of approximately 28 T-1s, allows us to enjoy a high degree of operating leverage in our business.”

Capital expenditures in 2007 will be directed primarily towards building-out two new markets currently in development and further investment in existing markets.  In addition, capital expenditures in 2007 will include spending for dark fiber initiatives.  The continued deployment in existing markets will be driven by customer demand for additional sites.

Consolidated cash, cash equivalents, certificates of deposits and short-term investments at December 31, 2006 were $365.4 million.

On November 9, 2006, FiberTower closed on the sale of $402.5 million of 9% Convertible Senior Secured Notes to several institutions in a private placement.  The Notes are guaranteed by FiberTower’s subsidiaries and secured by substantially all of the Company’s assets (subject to a prior lien to secure a working capital facility of up to $50 million).  The sale of the Notes generated net proceeds of $388 million, of which approximately $69 million has been deposited into an interest escrow account and will be applied to fund the first two years of interest payments on the Notes.  The Notes mature on November 15, 2012 at which time they will be redeemed at a premium of 125.4%, and bear interest at 9% payable in arrears on May 15 and November 15 each year.  After the first two years, the Company has the option to issue additional notes in lieu of cash for the next two years of interest payments.  The holders of the Notes may convert the Notes into common shares at an effective price of $8.29 per share.  However, the conversion price may be reduced if certain conditions set for the Company are not met. With the proceeds generated from completion of the offering, the Company believes that its liquidity requirements have been met at least for the next year, enabling it to continue with its network expansion plans for the foreseeable future.

Conference Call Details

FiberTower has scheduled a conference call for Monday, March 26, 2007 at 11:00 a.m. Eastern Time to discuss 2006 fourth quarter and year-end results.  Please dial 303-262-2211 and ask for the FiberTower call at least 10 minutes prior to the start time.  A telephonic replay of the call will be available through 11:59 p.m. Eastern Time on April 2, 2007 and may be accessed by dialing 303-590-3000 using the passcode #11086423.  An audio archive will also be available on FiberTower’s website at http://www.fibertower.com shortly after the call and will be accessible for approximately ninety days.

About FiberTower

FiberTower is a backhaul and access services provider focused primarily on the wireless carrier market. With its extensive spectrum footprint in 24 GHz and 39 GHz bands, carrier-class microwave and fiber networks in 14 major markets, customer commitments from six of the leading cellular carriers, and partnerships with the largest tower operators in the U.S, FiberTower is considered to be the leading alternative carrier for wireless backhaul.  FiberTower also provides backhaul and access service to government and enterprise markets.  For more information, please visit our website at www.fibertower.com.

Use of Non-GAAP Financial Measures

This press release uses the Non-GAAP financial measure “EBITDA.”  EBITDA is used by investors to value common stock.  The company uses EBITDA to monitor the financial performance of its operations.  EBITDA does not give effect to the cash the Company must use to service its debt or pay its income taxes and thus does not reflect the funds actually available for capital expenditures.  In addition, FiberTower’s presentation of EBITDA may not be comparable to similarly titled measures reported by other companies.  These NON-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported financial results as determined in accordance with GAAP.

Forward Looking Statements

Statements included in this news release which are not historical in nature are “forward-looking statements” within the meaning of Section 21E of the U.S. Securities Exchange Act of 1934 and the U.S. Private Securities Litigation Reform Act of 1995.  Forward looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts.  These include, without limitation, statements regarding the company’s planned capital expenditures, expected cost per site, anticipated customer growth and expansion plans.  There are many risks, uncertainties and other factors that can prevent the achievement of goals or cause results to differ materially from those expressed or implied by these forward-looking statements including, without limitation, difficulties in integrating our companies after our merger in 2006, anticipated negative cash flows and operating losses, additional liquidity requirements, potential loss of significant customers, downturns in the wireless communication industry, regulatory costs and restrictions, potential loss of FCC licenses, equipment supply disruptions and cost increases, and competition from alternative backhaul service providers and technologies, along with those risk factors described in the Company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

Key Operating Metrics	3Q06		4Q06

Billing Sites
Billing Sites Added	174		355
Ending Billing Sites	974		1,329
Billing Sites / Sites Deployed	55%		67%

Billing Customer Locations
Billing Customer Locations added	229		470
Ending Billing Customer Locations	1,334		1,804
Colo rate	1.37		1.36

Billing T-1 Equivalents
Billing T-1 Equiv. Added	604		1,713
Ending Billing T-1 Equivalents	5,156		6,869
T-1s per Customer Location	3.87		3.81
T-1s/Billing Sites	5.29		5.17
T-1s/Top 100 Sites	12.0		12.7
T-1s/Top 200 Sites	9.9		10.7
Average MRC per T-1	$237	*	$239

Backlog
Customer Location Backlog	1,891		1,594

Sites Deployed
FiberTower Sites Constructed	409		228
Ending Sites Deployed	1768		1996

Definitions:

Billing Sites are the number of installed sites from which we currently provide T1(s) to customer(s).

Customer Locations Billing are carrier locations at which we currently provide T1(s). FiberTower sites could have multiple customer (carrier) locations.

Colo rate is the number of customer locations per billing site

Billing T1 Equivalent: A T1 equivalent is either a T1 or another increment of bandwidth of approximately 1.54 megabits per second

Average MRC per T-1 is the average monthly recurring revenue per T-1.  (Note that third quarter 2006 average MRC excludes First Avenue Networks revenues and billing T-1 equivalents for purposes of this calculation.)

Customer Location Backlog is the number of sold customer locations (contractually committed carrier locations at towers or on rooftop locations) not yet billing but will be billing in the future.

Sites Deployed represents the number of sites installed and ready for provision of services.  FiberTower sites can be located at cell towers or on rooftop locations.

FIBERTOWER CORPORATION
Consolidated Statements of Operations — (Unaudited)
(All amounts are in thousands, except share and per share data)

	Years Ended December 31
	2006	2005	2004
Service revenues	$13,763	$6,224	$2,624
Operating expenses:
Cost of service revenues (excluding depreciation and amortization)	36,541	19,224	8,701
Sales and marketing	6,479	3,822	2,572
General and administrative	18,038	4,444	2,529
Depreciation and amortization	9,077	3,096	1,233
Total operating expenses	70,135	30,586	15,035
Loss from operations	(56,372)	(24,362)	(12,411)
Other income (expense):
Interest income	6,326	2,683	485
Interest expense	(7,680)	(223)	(138)
Miscellaneous income (expense), net	448	(7)	(1)
Total other income (expense), net	(906)	2,453	346
Net loss	$(57,278)	$(21,909)	$(12,065)
Basic and diluted loss per share	$(1.11)	$(4.92)	$(3.66)
Weighted average number of shares used in per share amounts:
Basic and diluted	51,542,046	4,457,456	3,297,796

FIBERTOWER CORPORATION
Consolidated Balance Sheets — (Unaudited)
(All amounts are in thousands, except share and per share data)

	December 31, 2006	December 31, 2005
Assets:
Current assets:
Cash and cash equivalents	$345,174	$112,936
Certificates of deposit	5,000	—
Short term investments	15,253	—
Restricted cash and cash equivalents	387	1,844
Restricted investments, current portion	35,229	—
Accounts receivable, net of allowances of $161 at December 31, 2006 (None at December 31, 2005)	2,904	822
Prepaid expenses and other current assets	2,624	1,113
Total current assets	406,571	116,715
Long-term restricted cash and cash equivalents	1,176	1,636
Restricted investments	33,730	—
Property and equipment, net	171,612	77,199
FCC licenses	342,000	—
Goodwill	243,388	—
Debt issuance costs, net of accumulated amortization of $300 at December 31, 2006	14,009	—
Intangible and other long-term assets, net	3,992	299
Total assets	$1,216,478	$195,849

Liabilities, Convertible Preferred Stock and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$18,039	$18,927
Accrued compensation and related benefits	4,246	1,782
Accrued interest payable	5,333	—
Other accrued liabilities	3,528	1,484
Total current liabilities	31,146	22,193
Other long-term liabilities	1,020	—
Deferred rent	1,648	320
Asset retirement obligations	2,119	571
Long-term accounts payable	—	629
Convertible senior secured notes	403,759	—
Deferred tax liability	102,964	—
Total liabilities	542,656	23,713
Commitments and contingencies
Convertible preferred stock, $0.0001 par value; 225,000,000 shares authorized: zero and 68,062,541 shares issued and outstanding at December 31, 2006 and 2005, respectively	—	220,675
Stockholders’ equity (deficit):
Common stock, $0.001 par value and $0.0001 at December 31, 2006 and 2005, respectively; 400,000,000 and 325,000,000 shares authorized at December 31, 2006 and 2005, respectively, 144,970,908 and 5,370,798 shares issued and outstanding at December 31, 2006 and 2005, respectively	145	5
Additional paid-in capital	776,077	679
Notes receivable from stockholders, including accrued interest of $79 at December 31, 2005	—	(4,079)
Deferred stock-based compensation	—	(22)
Accumulated deficit	(102,400)	(45,122)
Total stockholders’ equity (deficit)	673,822	(48,539)
Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	$1,216,478	$195,849

Reconciliation of Non-GAAP Financial Measures:

This press release includes the use of a financial measure that is not a GAAP measure.  The non-GAAP financial measure is presented for additional information and is reconciled to its most comparable GAAP measure below.

	Three Months Ended 12/31/06	Three Months Ended 9/30/06
Net Loss	$(26,321)	$(14,469)
Total Other Income (Expense)	(3,379)	601
Depreciation & Amortization	4,674	2,085
Stock Based Compensation	2,654	2,602
EBITDA	$(15,614)	$(10,383)

	Twelve Months Ended 12/31/06	Twelve Months Ended 12/31/05
Net Loss	$(57,278)	$(21,909)
Total Other Income (Expense)	(906)	2,453
Depreciation & Amortization	9,077	3,096
Stock Based Compensation	6,402	234
EBITDA	$(40,893)	$(21,032)